S. Y. BANCORP, INC.
P.O. Box 32890
Louisville, Kentucky 40232-2890
(502) 582-2571

Contact:	Nancy B. Davis
Executive Vice President,
Treasurer and Chief Financial Officer
(502) 625-9176

S.Y. Bancorp Acknowledges Death of Director Jefferson T. McMahon

LOUISVILLE, Ky. (September 13, 2004) -- S.Y. Bancorp, Inc. (Amex -- SYI), the parent company of Stock Yards Bank & Trust Company in Louisville, southern Indiana and Indianapolis, today stated that Jefferson T. McMahon, age 67, died unexpectedly late last week. A director of the Company since 2000, Mr. McMahon became a private investor following his retirement in 1996. Prior to that, he was president of Arby's, Inc. and a Wendy's franchisee.

"It is with great sadness that we acknowledge the loss of our director and advisor, Jeff McMahon," said Chairman David H. Brooks. "He inspired and challenged us all with his energy, dedication and insight, which will endure at S.Y. Bancorp as his lasting legacy. We extend our heartfelt thoughts and prayers to his family at this most difficult time."

S.Y. Bancorp, Inc. was incorporated in 1988 as a bank holding company in Louisville, Kentucky, and is the parent company of Stock Yards Bank & Trust Company, which has 23 branch locations in Louisville and southern Indiana, as well as the newly opened branch in Indianapolis. Stock Yards Bank & Trust Company was established in 1904 in Louisville, Kentucky. S.Y. Bancorp, Inc. is also the parent company of S.Y. Bancorp Capital Trust I, a Delaware statutory business trust that is a 100%-owned finance subsidiary.

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